EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Vital Energy Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of December 4, 2023.

Henry TAW Management LLC

By:

By:	/s/ Richard D. Campbell
Name: Richard D. Campbell
Title: Manager

Henry TAW LP

By: Henry TAW Management LLC

By:	/s/ Richard D. Campbell
Name: Richard D. Campbell
Title: Manager

/s/ Richard D. Campbell
Richard D. Campbell